Exhibit 99.1
FOR IMMEDIATE RELEASE
Regeneron Reports Third Quarter Financial and Operating Results
Tarrytown, New York (November 6, 2007) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial and operating results for the third quarter of 2007. The Company reported a net loss of $35.8 million, or $0.54 per share (basic and diluted), for the third quarter of 2007 compared with a net loss of $27.4 million, or $0.48 per share (basic and diluted), for the third quarter of 2006. The Company reported a net loss of $92.5 million, or $1.40 per share (basic and diluted), for the nine months ended September 30, 2007 compared with a net loss of $71.4 million, or $1.25 per share (basic and diluted), for the same period in 2006.
At September 30, 2007, cash, restricted cash, and marketable securities totaled $497.3 million compared with $522.9 million at December 31, 2006. In the first quarter of 2007, the Company entered into non-exclusive license agreements with AstraZeneca UK Limited and Astellas Pharma Inc. with respect to the Company’s VelocImmune® technology for generating human monoclonal antibody product candidates, as described below. In connection with these agreements, AstraZeneca and Astellas each made an up-front payment to the Company of $20.0 million in February and April 2007, respectively. In August 2007, the Company received a $20.0 million milestone payment from Bayer HealthCare LLC following dosing of the first patient in the Phase 3 study of the VEGF Trap-Eye in the neovascular form of age-related macular degeneration (wet AMD).
The Company’s $200.0 million of convertible notes, which bear interest at 5.5 percent per annum, mature in October 2008.
Current Business Highlights
Regeneron is currently focused on three late-stage clinical development programs: rilonacept (IL-1 Trap) in various inflammatory indications, aflibercept (VEGF Trap) in oncology in collaboration with the sanofi-aventis Group, and the VEGF Trap-Eye in eye diseases in collaboration with Bayer HealthCare. The Company is also developing its pipeline of preclinical antibody candidates discovered utilizing its VelocImmune technology.
Regeneron achieved the following milestones in the third quarter of 2007:
•	FDA acceptance of the BLA submission for rilonacept for CAPS.

•	Reported positive results from the Phase 2 trial for the VEGF Trap-Eye in wet AMD.
•	Initiated a study in the Phase 3 program of the VEGF Trap-Eye in wet AMD.
•	Received a milestone payment of $20.0 million from Bayer HealthCare upon initiation of the Phase 3 program in wet AMD.
•	Initiated the Phase 3 oncology program for aflibercept (VEGF Trap) in combination with standard chemotherapy regimens.
•	Completed enrollment of 200 patients in the Phase 2 single-agent aflibercept (VEGF Trap) study in advanced ovarian cancer.
•	Reported positive results in an exploratory proof-of-concept trial of rilonacept in patients with gout.
•	Initiated a Phase 2 safety and efficacy trial of rilonacept in gout patients.
During the fourth quarter of 2007, Regeneron expects to achieve the following key milestones:
•	Report extended safety results for rilonacept in CAPS patients at the American College of Rheumatology (ACR) Annual Meeting in November 2007.
•	Initiate a clinical trial of rilonacept in a third indication.
•	Complete preparatory work for initiating the second Phase 3 trial for the VEGF Trap-Eye in wet AMD.
•	Initiate two additional trials in the Phase 3 oncology program for aflibercept (VEGF Trap) in combination with standard chemotherapy regimens.
•	Initiate a clinical trial testing the Company’s first human monoclonal antibody product candidate.
Rilonacept — Inflammatory Diseases
The Company announced in August that the FDA had granted priority review status to the BLA for rilonacept (IL-1 Trap) for the long-term treatment of Cryopyrin-Associated Periodic Syndromes (CAPS). CAPS is a group of rare inherited inflammatory conditions, including Familial Cold Autoinflammatory Syndrome and Muckle-Wells Syndrome. The FDA has previously granted Orphan Drug status and Fast Track designation to rilonacept for the treatment of CAPS. Rilonacept has also received Orphan Drug designation in the European Union for the treatment of CAPS. In November 2007, the Company announced that it received notification from the FDA that the action date for the FDA’s priority review of the BLA for rilonacept had been extended three months to February 29, 2008.
The Company reported positive results from an exploratory proof-of-concept study of rilonacept in ten patients with chronic active gout. In those patients, treatment with rilonacept demonstrated a statistically significant reduction in patient pain scores in the single-blind, placebo-controlled study. Mean patients’ pain scores, the key symptom measure in persistent gout, were reduced 41 percent (p=0.025) during the first two weeks of active treatment and reduced 56 percent (p<0.004) after six weeks of active treatment. In this study, in which safety was the primary endpoint measure, treatment with rilonacept was generally well-tolerated. Regeneron has initiated a Phase 2 safety and efficacy trial of rilonacept in the prevention of gout flares induced by the initiation of uric acid-lowering drug therapy used to control the disease.
Regeneron is evaluating the potential use of rilonacept in other indications in which IL-1 may play a role. The Company plans to initiate an exploratory proof-of-concept study of rilonacept in the treatment of anemia associated with chronic inflammation before the end of 2007.
Aflibercept (VEGF Trap) — Oncology
In August 2007, Regeneron and sanofi-aventis announced the initiation of the first two Phase 3 trials that combine aflibercept with standard chemotherapy regimens. One trial will evaluate aflibercept in combination with docetaxel/prednisone in patients with 1st line metastatic androgen independent prostate cancer. The other trial will evaluate aflibercept in combination with docetaxel in patients with 2nd line metastatic non-small cell lung cancer. In both trials, aflibercept is being combined with the current standard of chemotherapy care for the stated development stage of the cancer type.
The companies plan to initiate Phase 3 trials in colorectal cancer and pancreatic cancer this quarter. In addition, currently underway or scheduled to begin are more than 10 studies to be conducted in conjunction with the National Cancer Institute (NCI) Cancer Therapy Evaluation Program (CTEP) evaluating aflibercept as a single agent or in combination with chemotherapy regimens in a variety of cancer indications.
VEGF Trap — Eye Diseases
The VEGF Trap-Eye is a specially purified and formulated form of the VEGF Trap for use in intraocular applications. Regeneron and Bayer HealthCare initiated a Phase 3 global development program of the VEGF Trap-Eye in wet AMD in the third quarter of 2007. The first trial, known as VIEW 1 (VEGF Trap: Investigation of Efficacy and Safety in Wet age-related macular degeneration), is comparing the VEGF Trap-Eye and Genentech, Inc.’s Lucentis® (ranibizumab), an anti-angiogenic agent approved for use in wet AMD. The trial is evaluating dosing intervals of four and eight weeks for the VEGF Trap-Eye, compared with ranibizumab dosed according to its label every four weeks. Regeneron and Bayer HealthCare plan to initiate a second Phase 3 trial in wet AMD in the first quarter of 2008. This second trial will be conducted primarily in the European Union and other parts of the world outside the U.S.
This quarter, the companies announced positive results of the Phase 2 trial of the VEGF Trap-Eye in wet AMD. The VEGF Trap-Eye met the primary study endpoint of a statistically significant reduction in retinal thickness, a measure of disease activity, after 12 weeks of treatment compared with baseline (all five dose groups combined, mean decrease of 119 microns, p<0.0001). In additional exploratory analyses, the VEGF Trap-Eye, dosed monthly, reduced the proportion of patients with vision of 20/200 or worse (a generally accepted definition for legal blindness) from 14.3 percent at baseline to 1.6 percent at week 16; the proportion of patients with vision of 20/40 or better (part of the legal minimum requirement for an unrestricted driver’s license in the U.S.) was likewise increased from 19.0 percent at baseline to 49.2 percent at 16 weeks.
Regeneron and Bayer HealthCare are collaborating on the global development of the VEGF Trap-Eye for the treatment of wet AMD, diabetic eye diseases, and other eye diseases and disorders. Bayer HealthCare will market the VEGF Trap-Eye outside the United States, where the companies will share equally in profits from any future sales of the VEGF Trap-Eye. Regeneron maintains exclusive rights to the VEGF Trap-Eye in the United States.
Monoclonal Antibodies
VelocImmune, Regeneron’s novel technology for producing fully human monoclonal antibodies, is part of the Company’s suite of proprietary, inter-related technology platforms that are designed to provide Regeneron with its next generation of therapeutic candidates. Regeneron plans to move its first new antibody product candidate into clinical trials this quarter. The Company plans to advance at least two additional antibody product candidates into human clinical trials each year, beginning in 2008.
Earlier this year, Regeneron entered into non-exclusive license agreements with AstraZeneca and Astellas that will allow those companies to utilize VelocImmune technology in their internal research programs to discover human monoclonal antibody product candidates. Each of those companies made a $20.0 million up-front, non-refundable payment and will make up to five additional annual payments of $20.0 million, subject to the ability to terminate the agreement after making the first three additional payments. Upon commercialization of any antibody products discovered utilizing VelocImmune, the licensees will pay to Regeneron a mid-single-digit royalty on product sales.

Financial Results
Revenue
Regeneron’s total revenue increased to $22.3 million in the third quarter of 2007 from $15.6 million in the same quarter of 2006 and to $60.3 million for the first nine months of 2007 from $53.1 million for the same period of 2006. Contract research and development revenue in the first nine months of 2007 and 2006 principally related to the Company’s aflibercept collaboration with sanofi-aventis in cancer indications. Contract manufacturing revenue in 2006 related to Regeneron’s long-term manufacturing agreement with Merck & Co., Inc., which expired in October 2006. Technology licensing revenue in the first nine months of 2007 related to the Company’s license agreements with AstraZeneca and Astellas.
Regeneron recognized contract research and development revenue of $9.2 million in the third quarter of 2007 and $34.5 million for the first nine months of 2007 related to the Company’s collaboration with sanofi-aventis, compared with $10.0 million and $38.7 million, respectively, for the same periods of 2006. Contract research and development revenue from the sanofi-aventis collaboration consisted of reimbursement of aflibercept development expenses plus recognition of amounts related to $105.0 million of previously received and deferred up-front, non-refundable payments. Reimbursement of expenses was $7.0 million in both the third quarter of 2007 and 2006. In the first nine months of 2007, reimbursement of expenses decreased to $27.8 million from $29.6 million in the same period of 2006, principally because costs related to the Company’s manufacture of aflibercept clinical supplies were lower in 2007. With respect to the up-front payments from sanofi-aventis, $2.2 million was recognized in the third quarter of 2007 compared to $3.0 million in the same quarter of 2006, and $6.7 million was recognized in the first nine months of 2007 compared to $9.1 million in the same period of 2006.
Sanofi-aventis also incurs aflibercept development expenses directly and these expenses are increasing because of the growing number of clinical trials sanofi-aventis is overseeing in the aflibercept oncology program. During the term of the collaboration, sanofi-aventis pays 100 percent of agreed-upon aflibercept development expenses incurred by both companies. Following commercialization of an aflibercept product by the collaboration, Regeneron, from its 50 percent share of aflibercept profits, will reimburse sanofi-aventis for 50 percent of aflibercept development expenses previously paid by sanofi-aventis.
Contract research and development revenue also includes $2.2 million in the third quarter of 2007 and $4.5 million for the first nine months of 2007, compared to $0.1 million for the same periods of 2006, in connection with the Company’s five-year grant from the National Institutes of Health (NIH), which was awarded to the Company in September 2006 as part of the NIH’s Knockout Mouse Project.
In connection with the Company’s license agreements with AstraZeneca and Astellas, both of the $20.0 million non-refundable, up-front payments received in February and April 2007, respectively, were deferred and are being recognized as revenue ratably over approximately the first year of each agreement. In the third quarter and for the first nine months of 2007, the Company recognized $10.0 million and $18.4 million, respectively, of technology licensing revenue related to these agreements.
Bayer HealthCare Collaboration
In October 2006, the Company entered into a collaboration with Bayer HealthCare for the development and commercialization of the VEGF Trap-Eye outside the United States, and received a $75.0 million up-front, non-refundable payment. In 2007, agreed upon VEGF Trap-Eye development expenses incurred by both companies under a global development plan will be shared as follows: Up to the first $50.0 million will be shared equally; Regeneron is solely responsible for the next $40.0 million; over $90.0 million will be shared equally. Through September 30, 2007, reimbursements from Bayer HealthCare of our VEGF Trap-Eye development expenses totaled $12.9 million. In addition, as described above, the Company received a $20.0 million milestone payment from Bayer HealthCare in August 2007. All payments received or receivable from Bayer HealthCare through September 30, 2007, totaling $107.9 million, have been fully deferred and included in deferred revenue for financial statement purposes.
Expenses
Total operating expenses for the third quarter of 2007 were $61.0 million, 39 percent higher than the same period in 2006, and $163.2 million for the first nine months of 2007, 28 percent higher than the same period in 2006. Operating expenses included non-cash compensation expense related to employee stock option awards (Stock Option Expense) of $7.0 million in the third quarter of 2007 and $20.5 million for the first nine months of 2007, compared with $4.7 million and $13.2 million, respectively, for the same periods of 2006. The increase in total Stock Option Expense in 2007 was primarily due to the higher fair market value of the Company’s Common Stock on the date of annual employee option grants made by the Company in December 2006 in comparison to the fair market value of the Company’s Common Stock on the dates of annual employee option grants made in recent prior years.
Research and development (R&D) expenses increased to $51.7 million in the third quarter of 2007 from $34.8 million in the comparable quarter of 2006, and to $136.8 million for the first nine months of 2007 from $101.3 million for the same period of 2006. In addition to the impact of Stock Option Expense, as described above, in the first nine months of 2007, the Company incurred higher R&D costs primarily related to additional R&D headcount, clinical development costs for the VEGF Trap-Eye and rilonacept, and development costs for new antibody candidates. These were partly offset by lower development expenses incurred by Regeneron for the aflibercept cancer program.
General and administrative (G&A) expenses increased to $9.3 million in the third quarter of 2007 from $6.0 million in the comparable quarter of 2006, and to $26.4 million in the first nine months of 2007 from $18.3 million in the same period of 2006. In addition to the impact of Stock Option Expense, as described above, in the first nine months of 2007, the Company incurred higher G&A costs related to additional headcount and higher fees for various professional services.
Other Income
Investment income increased to $5.8 million in the third quarter of 2007 from $3.9 million in the comparable quarter of 2006, and to $19.4 million for the first nine months of 2007 from $11.0 million for the same period of 2006, resulting primarily from higher balances of cash and marketable securities due, in part, to the up-front payment received from Bayer HealthCare in October 2006, as described above, and the receipt of $174.6 million in net proceeds from the November 2006 public offering of 7.6 million shares of the Company’s Common Stock.
About Regeneron Pharmaceuticals
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders.
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended June 30, 2007. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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Contacts Information:
Charles Poole Investor Relations 914.345.7640 charles.poole@regeneron.com	Laura Lindsay Media Relations 914.345.7800 laura.lindsay@regeneron.com

Kimberly Chen Media Relations 212.845.5634 kchen@biosector2.com

REGENERON PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30,	December 31,
	2007	2006
ASSETS
Cash, restricted cash, and marketable securities	$497,292	$522,859
Receivables	10,968	7,493
Property, plant, and equipment, net	49,358	49,353
Other assets	15,478	5,385

Total assets	$573,096	$585,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$27,872	$21,471
Deferred revenue	193,827	146,995
Notes payable	200,000	200,000
Stockholders’ equity	151,397	216,624

Total liabilities and stockholders’ equity	$573,096	$585,090

REGENERON PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2007	2006	2007	2006
Revenues
Contract research and development	$12,311	$11,448	$41,873	$41,026
Contract manufacturing		4,176		12,075
Technology licensing	10,000		18,421

	22,311	15,624	60,294	53,101

Expenses
Research and development	51,689	34,808	136,788	101,290
Contract manufacturing		3,054		7,716
General and administrative	9,289	6,019	26,426	18,264

	60,978	43,881	163,214	127,270

Loss from operations	(38,667)	(28,257)	(102,920)	(74,169)

Other income (expense)
Investment income	5,840	3,858	19,424	11,023
Interest expense	(3,011)	(3,011)	(9,033)	(9,033)

	2,829	847	10,391	1,990

Net loss before cumulative effect of a change in accounting principle	(35,838)	(27,410)	(92,529)	(72,179)
Cumulative effect of adopting Statement of Financial Accounting Standards No. 123R (“SFAS 123R”)				813

Net loss	$(35,838)	$(27,410)	$(92,529)	$(71,366)

Net loss per share amounts, basic and diluted:
Net loss before cumulative effect of a change in accounting principle	$(0.54)	$(0.48)	$(1.40)	$(1.27)
Cumulative effect of adopting SFAS 123R				0.02

Net loss	$(0.54)	$(0.48)	$(1.40)	$(1.25)

Weighted average shares outstanding, basic and diluted	66,069	57,011	65,861	56,884